Exhibit 99.1

Press Release

Contacts:
Roger G. Stoll, Ph.D.	Dian Griesel, Ph.D. / Erika Moran
Chairman, President and CEO	Media Contact: Janet Vasquez / Lynn Granito
Cortex Pharmaceuticals, Inc.	The Investor Relations Group
(949) 727-3157	(212) 825-3210

CORTEX PHARMACEUTICALS APPOINTS LES STREET, PH.D., HEAD OF

MEDICINAL CHEMISTRY AND STEVEN A. JOHNSON, PH.D., VP OF PRE-CLINICAL

DEVELOPMENT BECOMES AN OFFICER OF CORTEX

Dr. Gary Rogers to Retire at the End of March

IRVINE, CA (March 6, 2007) — Cortex Pharmaceuticals, Inc (AMEX: COR) has named Les Street, Ph.D., Head of Medicinal Chemistry, and Steven A. Johnson, Ph.D., VP of Pre-Clinical Development, has been appointed an Officer of Cortex by the Cortex Board of Directors.

In his new position Dr. Street, who has spent more than 20 years in the pharmaceutical industry, will join Cortex’s expert team as they further develop its AMPAKINE® technology. He will concentrate largely on the Company’s discovery efforts in order to help identify new AMPAKINE compounds and facilitate their entry into clinical trials. Dr. Street was hired to replace Dr. Gary Rogers, Senior Vice President Pharmaceutical Research, who recently announced his retirement at the end of March 2007. After March, Dr. Rogers will act as a part time consultant to the Company.

“Dr. Rogers, who is a co-inventor of the AMPAKINE platform, has made very significant contributions to the discovery of lead AMPAKINE compounds such as CX516 and CX717,” said Dr. Roger Stoll, President and Chief Executive Officer of Cortex. “Gary provided many years of dedicated leadership to help develop the AMPAKINE chemistry platform for Cortex. On behalf of the entire staff of our Company our best wishes go out to Gary for a healthy and happy retirement. We are fortunate to have found in Dr. Street someone who has many years of experience in developing compounds which impact ion channels in the brain and has the requisite experience in moving such programs toward clinical development.”

Dr. Street, who joins Cortex from Renovis where he was Sr. Director, Head of Medicinal Chemistry, also has more than 20 years experience at Merck’s Neuroscience Research Center in the U.K, a division of Merck, Inc. During his tenure at Merck, Dr. Street was focused on drug discovery programs for treating migraine, cognitive disorders, anxiety, and schizophrenia. He led medicinal chemistry teams that were successful in advancing several clinical candidates in the CNS disease area, including most recently the anti-migraine drug Rizatriptan (MAXALT®), which was approved by the FDA in 1998. Dr. Street has published nearly 50 peer-reviewed manuscripts and over 80 patents.

“I am delighted to join Cortex at this important and exciting time in its development, and am very much looking forward to contributing to the Company’s future success,” said Dr. Street. “Cortex is the leader in the AMPAKINE field, and I am proud to be a part of the effort to translate this technology into meaningful therapies to treat unmet human CNS diseases.”

Cortex also announced the promotion of Steven A. Johnson, Ph.D., to an officer of the Company. Dr. Johnson, VP of Pre-Clinical Development, has been with Cortex for over thirteen years and has assumed numerous positions of increasing responsibility during his tenure, including most recently the position of VP of Pre-clinical Development. Dr. Johnson received his Ph.D. at Purdue University in 1980 and conducted post-doctoral work at the California Institute of Technology, Pasadena, California, before moving to the University of Southern California to investigate mechanisms underlying neurodegenerative diseases such as Alzheimer’s disease.

Dr. Mark Varney, Chief Scientific Officer and Chief Operating Officer at Cortex, said “I am pleased to announce that Steve Johnson, Ph.D., has been promoted to an officer position in the Company by our Board of Directors. Steve has continually proven himself to be an invaluable member of the Cortex team and we are confident in his ability to bring unique vision and leadership to his new role as an officer in the Company. As we continue to move forward with the development of our AMPAKINE compounds, we at Cortex are confident that we have the right people, technology, and foresight in place to continue the growth of this Company.”

About Cortex Pharmaceuticals

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression (http://www.cortexpharm.com/)

Forward-Looking Statement

This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed compounds may at any time be found to be unsafe or ineffective for the indications under clinical test and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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